Exhibit 10.1

Exhibit 10.1

EMPLOYMENT AGREEMENT

    This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Alert Merchant Services, Inc., a Florida corporation, (the “Company”), and Rene Morissette (“Employee”) effective as of January 4, 2008 or the actual date Employee first reports for work ("Start Date").

RECITAL

    The Company desires to employ Employee, and Employee is willing to accept employment by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.  NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.     Position and Duties.

1.1            During the term of this Agreement, Employee agrees to be employed by and to serve the Company on a part-time basis as President, Chief Executive Officer, President and Secretary, and to perform such duties consistent with such position as may be assigned to him from time to time by the Board of Directors or his designee as the Board shall determine is necessary or appropriate in connection with the operation of the Company. Employee’s principal place of business with respect to his services to the Company shall be Tampa, Florida, provided that employee agrees to undertake such travel as may be required in the performance of his duties.  All travel expenses of Employee shall be reimbursed in accordance with Section 3.3 (c) below.

1.2            Employee shall carry out his duties under the general supervision and direction of the Board in accordance with the Company’s policies, rules and procedures in force from time to time. All Company policies, rules and procedures currently in force must be provided to Employee in writing before execution of this Agreement.  Any changes to Company policies, rules and procedures must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

1.3            During the term of this Agreement, Employee shall devote adequate time, attention, skill and efforts to his tasks and duties hereunder and to the affairs of the Company on a regular (approximately 10-15 hours per week), “best efforts”, and professional basis and at all times such efforts shall be under the direction of the Board of Directors.

2.    Term of Employment.

2.1        Basic Term.  The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through one (1) calendar year after the Start Date (the “Expiration Date”), unless earlier terminated in accordance with Article 2 or extended pursuant to the following sentence.  Unless written notice is given by the Company or Employee to the other at least ninety (90) days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not desire to extend or does desire to further extend this Agreement, the Term shall automatically be extended for an additional one-year period without further action of either the Company or Employee.

2.2            Termination for Cause.  Termination for Cause (as defined in Section 2.8(a) below) may be effected by the Company at any time during the Term of this Agreement and shall be effected by written notification to Employee from the Chairman of the Board of Directors or his designee, stating the reason for termination.  Such termination shall be effective immediately upon the giving of such notice, unless the President or the Board of Directors shall otherwise determine.  Upon Termination for Cause, Employee shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination, but Employee shall not be entitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.3            Termination at Will.  Notwithstanding anything else in this Agreement, the Company may effect a Termination at Will (as defined in Section 2.8(b) below) at any time during the Term of this Agreement upon giving written notice to Employee of such termination.  Upon any Termination at Will, Employee shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1, but no other compensation or reimbursement of any kind. The Company may effect a Termination at Will by giving sixty (60) days written notice to Employee of such termination.

2.4            Voluntary Termination.  In the event of a Voluntary Termination (as defined in Section 2.8(c) below), the Company shall pay to Employee all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. Employee may effect a Voluntary Termination by giving sixty (60) days’ written notice of such termination to the Company.

2.5            Termination by Death.  In the event of Employee’s death during the Term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may from time to time designate all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6            Termination by Reason of Disability.  If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of five consecutive months or 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effective on the seventh (7th) day following the giving of such notice (“Termination by Reason of Disability”).  In such event, the Company will pay to Employee all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1, but Employee shall not be paid any other compensation or reimbursement of any kind.  In the event of a Termination by Reason of Disability, upon the termination of the disability, the Company will use its best efforts to reemploy Employee, provided that such reemployment need not be in the same capacity or at the same salary or benefits level as in effect prior to the Termination by Reason of Disability.

2.7            Employee’s Obligation Upon Termination. Upon the Termination of Employee’s employment for any reason, Employee shall within ten (10) days of such termination return to the Company all personal property and proprietary information in Employee’s possession belonging to the Company.  Unless and until all such property and information is returned to the Company (which shall be determined by the Company's standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder.

2.8            Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

a)      “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i)   Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii)     Employee’s material breach of this Agreement, including any Exhibit hereto, or any other agreement to which Employee and the Company are parties;

(iii)     Employee’s use or possession of illegal drugs at any time, use of alcoholic beverages during working hours or on Company property except when specifically allowed by a company sponsored function, improper use of prescription drugs during working hours or on Company property or Employee reporting to work under the influence of illegal drugs or alcohol;

(iv)     Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Employee were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors that Employee has committed acts involving moral turpitude; or

(v)     Any material violation of any rule, regulation or policy of the Company by Employee or Employee’s failure to follow reasonable instructions or directions of the President, or the Board of Directors of the Company or any policy, rule or procedure of the Company (as it relates to the Employee’s written job description) in force from time to time.  All Company policies, rules, regulations and procedures currently in force must be provided to Employee in writing before execution of this Agreement.  Any changes to Company policies, rules and procedures must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

b)     “Termination at Will” shall mean termination by the Company of Employee’s employment by the Company other than (i) Termination for Cause, (ii) Termination by Reason of Disability (iii) Termination by reason of Employee’s Death, and (iv) Voluntary Termination.

c)     “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Termination by Reason of Disability and (ii) Termination by reason of Employee’s Death.

3.  Salary, Benefits and Bonus Compensation.

3.1  Base Salary.  Base Salary.  As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee a “Base Salary at the rate of $2,000 (U S Dollars) per month payable in accordance with the Company’s regular payroll practices (twice monthly). Such rate and Employee’s performance shall be reviewed by the Company’s Board of Directors on an annual basis, commencing Starting Date, for a determination of whether an adjustment in Employee’s Base Salary should be made, which adjustment shall be in sole discretion of the Company’s Board of Directors.

3.2  Salary Review. The Board of Directors (or the Employment Committee if one exist, shall review the work performed by employee and compensation six months into this agreement, and make changes to the salary amount as it deems appropriate.

3.3  Bonus. A signing bonus will be paid in the amount to Employee based on the attainment of specific goals.  The Board of Directors will establish a goal for the company each year.  The amount of the bonus shall be determined by the Board of Directors in its sole discretion.

3.4  Additional Benefits.  During the Term of this Agreement, Employee shall be entitled to the following fringe benefits:

(a)  Employee Benefits.  Employee shall be included in all group insurance plans and other benefit plans and programs made available to management employees of the Company.

(b)  Vacation.  Employee is entitled to take 2 weeks paid vacation within one year from his Starting Date and 3 weeks each additional year (adjusted for the part-time vs full time effort during the term of the agreement).

(c)  Reimbursement for Expenses.  The Company shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect from time to time. Company’s reimbursement policy currently in force must be provided to Employee in writing before execution of this Agreement.  Any changes to Company’s policy must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

4.  Severance Compensation.

4.1  Severance Compensation in the Event of a Termination at Will or Termination by Reason of Disability.  In the event Employee’s employment is terminated in a Termination At Will or a Termination by Reason of Disability prior to the end of the then current Term, Employee shall be entitled to receive his most recent Base Salary and insurance coverage from the date of termination for one month after a release of all claims against Company is negotiated and signed by both parties. Such severance compensation is the only compensation to which Employee shall be entitled following a Termination at Will or a Termination by Reason of Disability. For a Termination at Will, this severance amount is in addition to any required notification period as described in Section 2.3.

4.2  Acceleration of Payments.  The Company may, in the Company’s sole discretion, if Employee so requests within thirty (30) days following a Termination at Will or a Termination by Reason of Disability, elect to pay to Employee a lump sum severance payment by bank cashier’s check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to Section 4.1 above.  Such present value shall be determined as of the date of payment and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of payment.  If the Company elects to make a lump sum severance payment, the Company shall make such payment to Employee within ten (10) days following the date on which the Company notifies Employee of its agreement to make a lump sum payment.

4.3  No Severance Compensation Under Other Termination.  In the event of a Voluntary Termination, Termination for Cause, or Termination by reason of Employee’s Death, neither Employee nor his estate shall be paid any severance compensation.

5.Other Agreements.  Employee agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company (a) an Employee Non-Disclosure Agreement and Proprietary Rights Assignment dated as of event date herewith, in the form of Exhibit A hereto, and (b) a Non-Solicitation and Non-Competition Agreement dated as of event date herewith, in the form of Exhibit B hereto.    Employee hereby covenants and agrees to fully abide by each and every term of such agreements, and agrees and understands that a breach or violation by Employee of any provision of any provision of either of such agreements shall constitute grounds for Termination for Cause under Section 2.8(a)(ii) of this Agreement, and that no such termination shall limit or affect any other rights and remedies of the Company arising out of or in connection with any such breach or violation.  The covenants on the part of Employee contained in such agreements shall survive termination of this Agreement, regardless of the reason for such termination unless specifically excluded by this agreement.  Employee hereby represents and acknowledges that the Company is relying on the covenants contained in such agreements in entering into this Agreement, and that the terms and conditions of the covenants contained in such agreements are fair and reasonable.

6. Miscellaneous.

6.1  Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2  Entire Agreement; Modifications.  This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications to this Agreement must be in writing and signed by both parties hereto.

6.3  Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing to the respective persons named below:

If to the Company:	Alert Merchant Services, Inc.
Address:	5700 Memorial Hwy, Suite 202A
Tampa, Fl. 33615
Attn: Board of Directors

If to Employee:	Rene Morissette
1410 W. Perdiz
Tampa, Fl 33612

Any part may change such party’s address for notices by notice duly given pursuant to this Section

6.4  Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

6.6  Severability.  Should a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.7  Benefits of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company) or by Employee.

6.8  Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.9  Withholdings.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

6.10  Remedies.  All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

6.11  Interpretation Review.  Counsel in the negotiation and execution of this Agreement has represented both parties to this Agreement, and no inference shall be drawn against the drafting party.  Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and assents to the terms hereof.

6.12  Arbitration.  Any controversy or claim arising out of or relating to this agreement, or breach thereof shall be settled by binding arbitration to be held in Dallas, Texas, in accordance with the Rules of the American Arbitration Association, and judgement upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three (3) arbitrators, one (1) to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. To the extent permitted by the rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record of transcripts thereof, in any, administrative fees, and all other fees and cost shall be borne equally by the parties.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

AS TO THE COMPANY

By:__/s/ Venancio Pardo_________
             Venancio Pardo
             Title: Director.

EMPLOYEE:

__/s/ Rene Morissette____________
        Rene Morissette